Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Form F-3 of our report dated February 26, 2019, relating to the consolidated financial statements of Atlantica Sustainable Infrastructure plc and subsidiaries, appearing in the Annual Report on Form 20-F of Atlantica Sustainable Infrastructure plc for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the prospectus which forms part of this Registration Statement.

/s/ Deloitte, S.L.

Madrid, Spain

August 3, 2021